Exhibit 99
FOR IMMEDIATE RELEASE
April 20, 2005
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com Hunter Applewhite (804) 819-2043, hunter_applewhite@dom.com
Analysts:	Joe O'Hare (804) 819-2156, joseph_ohare@dom.com T.A. Hickman (804) 819-2129, thomas_hickman@dom.com Greg Snyder (804) 819-2383, james_gregory_snyder@dom.com

DOMINION ANNOUNCES PRELIMINARY FIRST-QUARTER EARNINGS

Millstone Unit #3 Outage Not Expected to Affect Annual Guidance Conference call scheduled for Wednesday, May 4 at 10:00 a.m. EDT

RICHMOND, Va. - Dominion (NYSE: D) announced today preliminary unaudited earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the three months ended March 31, 2005 of $1.25 per share.

Dominion also announced today preliminary operating earnings of $1.44 per share for the three months ended March 31, 2005. Operating earnings are defined as earnings prepared in accordance with GAAP adjusted for certain items. This preliminary result falls in the upper end of the company's first quarter operating earnings guidance range of $1.35 to $1.45 per share.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the board of directors and for the company's annual incentive plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

The following charges, all shown on an after-tax basis, are included in first quarter 2005 GAAP earnings, but are excluded from operating earnings: 13 cents per share related to the acquisition of the Panda non-utility generation facility that occurred in the first quarter and 6 cents per share of charges related to exiting certain activities. A detailed reconciliation of operating earnings to GAAP earnings will be provided with Dominion's May 4 earnings release.

Millstone Unit #3 Outage Not Expected to Affect Annual Guidance

An unplanned outage that began last Sunday at Unit 3 of Dominion's Millstone Nuclear Station is not expected to affect the company's full-year earnings guidance. In the normal course of planning and budgeting, management includes estimates of unplanned outage time at its nuclear facilities. Current expectations for Unit 3's resumption of service, and replacement power costs for the outage, fall well within budgeted annual estimates.

May 4 earnings conference call

Dominion will host a conference call at 10:00 a.m. EDT on Wednesday, May 4, when management will discuss details of first quarter earnings to be released that morning and other issues of interest to the financial community. Members of the media are also invited to listen.

Domestic callers who wish to participate in the conference call should dial 888-243-3836. International callers should dial 973-935-2096. Participants should dial in 10 to 15 minutes prior to the scheduled start time. Members of the media also are invited to listen.

A live Web cast of the conference call will be available on the company's investor information page at www.dom.com/investors/.

A replay of the conference call will be available from approximately 1 p.m. EDT, May 4 until 11 p.m. EDT, May 11. Domestic investors may access the recording by dialing 877-519-4471. International callers should dial 973-341-3080 to access the recording. The PIN for the conference call replay is 5958467. Additionally, a replay of the Web cast will be available on the company's investor information page by the end of the day May 4.

Dominion is one of the nation's largest producers of energy, with a portfolio of about 28,100 megawatts of generation, about 6 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 965 billion cubic feet of storage capacity and serves retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains forward-looking statements, including the company's preliminary estimate of GAAP and operating earnings for the three months ended March 31, 2005, and the company's expectations of the effect of an unplanned outage at one of its nuclear stations, that are subject to various risks. The stated results are preliminary and unaudited and represent the best information available at this time. The company is in the process of finalizing its financial statements that will be filed with the Securities and Exchange Commission (SEC). Accordingly, there may be differences between the company's preliminary financial results and those included in its quarterly report filed with the SEC on Form 10-Q. The company's expectations of the effect of the unplanned nuclear outage is subject to various uncertainties, including those risk factors outlined in our most recent annual report on Form 10-K filed with the SEC.

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